Exhibit 10.9

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), entered into as of March 30, 2015 (the “Signing Date”), between JJill Topco Holdings, LP (the “Parent”), and PAULA BENNETT (“Executive” and, together with Parent, the “Parties”), amends and restates in its entirety, effective as of the Effective Date (defined below), that certain employment agreement dated March 30, 2012, by and among Jill Intermediate LLC (“Jill Intermediate”), Jill Acquisition LLC (the “Company”), and Executive (the “Prior Agreement”). In addition, JJ Holdings GP, LLC (“Parent GP”), and JJill Holdings, Inc. (“Buyer”), each join this Agreement, and Parent shall cause Jill Intermediate to join this Agreement as soon as practicable following the Effective Date (as defined below), and shall be Parties hereto, for the limited purposes set forth in paragraph 22. As soon as practicable following the Effective Date, Parent shall cause the Company to join this Agreement and become a Party hereto.

RECITALS

WHEREAS, pursuant to the Membership Interest Purchase Agreement entered into on the Signing Date, by and among Buyer, Jill Intermediate, the members of Jill Intermediate and JJ Holding Company Limited (the “Purchase Agreement”), the parties to the Purchase Agreement have agreed to consummate the transactions set forth therein, upon the terms and subject to the conditions of the Purchase Agreement (the “Transaction”);

WHEREAS, in connection with the execution and delivery of the Purchase Agreement, the Parties wish to enter into this Agreement to amend and restate the Prior Agreement to, among other things, set forth the terms and conditions of Executive’s continued employment with the Company commencing on the date on which the Transaction closes (the “Effective Date”), including, without limitation, the terms and conditions of Executive’s retirement from the Company, which the Parties anticipate will occur at some time during the period of Parent’s indirect ownership of the Company;

WHEREAS, to secure Executive’s skills and services, for the benefit of Parent GP, Parent, the Company, and their respective direct or indirect subsidiaries, whether existing on the Effective Date or thereafter acquired or formed (collectively, the “J.Jill Companies”), the Company desires to continue to employ Executive and Executive desires to accept such continued employment with the Company and to provide such skills and services to the J.Jill Companies, on the terms and conditions set forth herein; and

WHEREAS, the Prior Agreement shall continue to govern the terms of Executive’s employment with the Company and Jill Intermediate through the date immediately preceding the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance of each, the

Parties, and for the limited purposes set forth herein, Parent, Parent GP, and Jill Intermediate, intending to be legally bound, agree as follows:

AGREEMENTS

1.    Term. The term of this Agreement shall begin on the Effective Date and shall continue until Executive’s employment with the Company ends in accordance with paragraph 6 below (such period, the “Term”). In the event that the Transaction does not close, this Agreement shall automatically terminate, and cease to have any further force or effect, on the date on which the Purchase Agreement terminates in accordance with its terms, and in such event, notwithstanding anything contained herein, no party hereto shall have any liability or obligation hereunder.

2.    Position and Duties.

(a)    Position and Duties at the Company. During the Term, Executive shall be employed as Chief Executive Officer (“CEO”) of the Company and, until such time as the Company hires a new President (the “New President”), Executive shall also be employed as President of the Company. During the Term, Executive shall be the senior-most executive officer of the Company.

(b)    Position and Duties at the Parent and Intermediary Entities. During the Term until such time as either (x) the Parent is no longer the ultimate parent of the Company (or the successor to the Company’s business) as the result of an Approved Partnership Sale (as such term is defined in that certain Amended and Restated Agreement of Limited Partnership of Parent to be executed by the parties thereto in the form attached hereto, as such may be further amended from time to time in accordance therewith (the “Parent LPA”)) or (y) as a result of a Public Offering (as such term is defined in the Parent LPA), the equity securities of the Buyer or any of its subsidiaries or successors become listed on an established securities market (such entity whose securities become listed, the “IPO Entity”) (either of (x) and (y), a “Parent Separation”), Executive shall serve as the CEO and the senior-most executive officer of Parent and, prior to a Parent Separation, any intermediary entities between the Company and the Parent, and until a New President is hired by Parent, Executive shall serve as President of Parent and any intermediary entities between the Company and the Parent, including, without limitation, the Buyer. In all events, during the Term and on or following a Public Offering, Executive shall be the CEO and the senior-most executive of the IPO Entity.

(c)    Reporting and Board Duties. During the Term, Executive shall serve as a member of, and shall report directly to, the Board of Directors of Parent GP (the “GP Board”) and, to the extent designated by the GP Board, Executive shall report to the board of directors of Buyer; provided, that following a Parent Separation, Executive shall cease to be a member of the GP Board and shall report solely to the board of directors of the Company and, if applicable, its ultimate parent company; provided, further that following a Public Offering during the Term, Executive shall also be nominated for election as a member of, and shall report directly to, the board of directors of the IPO Entity. As used herein, the term “Board” shall be deemed to refer to the GP

Board prior to a Parent Separation and after a Parent Separation, the Company and, if applicable, the ultimate parent of the Company, including on or after a Public Offering, the board of directors of the IPO Entity. During the Term, the GP Board may also require Executive to serve as a member of the board of directors of Buyer and/or any other subsidiary of Parent, in each case without additional compensation.

(d)    Scope of Duties. During the Term, Executive shall have such responsibilities, duties, and authorities as are commensurate with the position of CEO and, if applicable, President of a company the size and nature of the Company and as may be assigned by the Board consistent with such positions. During the Term, all executive officers of the Company and, prior to a Parent Separation, of Parent (including any New President) and any intermediary entities, including, without limitation, the Buyer, and on and after a Parent Separation, the ultimate parent of the Company (including, if applicable, the IPO Entity), shall report directly to Executive or her designee; provided, however, that Parent, Buyer, and the Company shall each be permitted to hire (i) a Non-Executive Chairman and (ii) a chief legal/compliance officer, each of whom may report directly to the Board or its designee. Executive shall fulfill her duties and responsibilities in a reasonable and appropriate manner and in compliance with the Company’s policies and practices and applicable law.

(e)    Standard of Performance. During the Term, Executive shall devote her full business time and attention to the business and affairs of the J.Jill Companies and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the Board; provided, however, that Executive may manage her personal affairs, finances, and investments, may participate in charitable and not-for-profit activities, and may serve on those industry boards and advisory groups (and retain any compensation from same) set forth on Annex A attached hereto as of the Signing Date, all without the necessity of obtaining Board approval, and may serve on industry boards and advisory groups not listed on Annex A (and retain any compensation from same) subject to the Board’s consent (which consent shall not be unreasonably withheld), so long as such service does not create an actual or potential conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under paragraph 7, 8 or 10 of this Agreement, in each case as determined in the sole judgment of the Board.

3.    Compensation. For all services rendered by Executive (including her agreement to the covenants contained in paragraphs 7(b)-(d) through 10 of this Agreement), the Company shall compensate Executive as follows:

(a)    Base Salary. As of the Effective Date, the gross annual salary payable to Executive shall be Seven Hundred Thousand Dollars ($700,000.00) per year, which shall be paid in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly (the “Base Salary”). During the Term, the Base Salary shall be reviewed by the Board (or the appropriate committee of the Board) annually at the same time as other executive reviews and shall be subject to increase (but not decrease) by the Board (or the appropriate committee of the Board) in its discretion. After any such increase, “Base Salary” for purposes of this Agreement shall mean such increased amount.

(b)    Annual Bonus. For all of 2015 (without proration) and subsequent fiscal years ending during the Term, Executive shall be eligible for an annual bonus as set forth herein (the “Annual Bonus”). The Annual Bonus shall be determined by the Board based upon the Company’s achievement of financial and other goals to be determined annually by the Board, in consultation with Executive, which goals shall, except as otherwise agreed by the Board and Executive, apply for all senior executives of the Company who are participants in the Annual Bonus plan. For 2015, the Annual Bonus shall be determined based on the EBITDA goals already approved by the board of directors of Jill Intermediate and/or the Company prior to the Signing Date, including the amount of the Annual Bonus achievable based on actual results in comparison to the targets. Executive’s target Annual Bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary (the “Target Bonus”), and if all performance objectives for the applicable performance year are obtained or exceeded, the Executive shall receive no less than the Target Bonus. In addition, Executive shall have an opportunity under the terms of the Annual Bonus to receive an Annual Bonus in excess of the Target Bonus as set forth in the applicable Annual Bonus plan. Executive’s target bonus opportunity as a percentage of Base Salary shall be reviewed by the Board (or the appropriate committee of the Board) annually at the same time as the review of Executive’s Base Salary and shall be subject to increase (but not decrease) by the Board (or the appropriate committee of the Board) in its discretion. After any such increase, “Target Bonus” for purposes of this Agreement shall mean such increased amount. The Annual Bonus awarded for a fiscal year shall be determined by the Board after the end of such fiscal year and shall be paid in cash and in accordance with the Company’s customary practices for payment of annual bonuses to senior executive employees in the calendar year following, and not within, the fiscal year for which the Annual Bonus is earned, but in all events no later than the earlier of (i) seventy-five (75) days after the later of (x) the close of the fiscal year for which the Annual Bonus was earned and (y) the completion of such fiscal year’s financial audit or (ii) April 15 of such calendar year; provided, however, that except as otherwise provided in this Agreement, Executive must be employed through the end of the applicable fiscal year to be entitled to receive the Annual Bonus.

(c)    Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the employee benefit plans and programs of the Company in accordance with the terms of such plans and programs and shall be entitled to the same perquisites as are made available to other senior executive employees of the Company.

(d)    Vacation. During the Term, Executive shall be entitled to not less than four (4) weeks of paid vacation during each calendar year (pro-rated for any partial calendar year of employment) in accordance with the Company’s policies and practices for senior executive employees of the Company.

(e)    Class A Common Units. As of the Effective Date, Executive shall be entitled to receive an allocation of Class A Common Units of Parent pursuant to a Grant Agreement in the form attached hereto and the Parent agrees to execute such Grant Agreement as of the Effective Date (the “Grant Agreement”).

4.    Expense Reimbursement. During the Term, the Company shall reimburse Executive for (or, at the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of her duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with the Company’s expense reporting policies and applicable federal and state tax recordkeeping requirements. The amount of expenses eligible for reimbursement during any taxable year of Executive under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Executive, and Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit. The Company shall also pay directly to the Executive’s counsel the legal fees incurred in connection with the review of this Agreement, its Exhibits and related documentation, subject to a cap of $25,000.

5.    Place of Performance. During the Term, Executive shall carry out her duties and responsibilities under this Agreement principally in and from the Company’s offices in the Quincy, Massachusetts, area. Executive understands that her position will involve substantial travel and agrees to undertake such travel as may be necessary or desirable in the performance of her duties and responsibilities under this Agreement.

6.    Termination; Rights on Termination. Executive’s employment and the Term may be ended in any one of the ways set forth in sub-paragraphs 6(a)-6(e). Except as otherwise may be agreed between the applicable J.Jill Companies and Executive at the time such employment ends, upon Executive’s separation from employment with the Company she shall be deemed to have resigned from any and all offices and directorships she then holds relating to any J.Jill Company and, if requested by the Company, Executive shall deliver written instruments of resignation evidencing such resignations.

(a)    Termination by the Company for Cause. The Board may terminate the Term and Executive’s employment hereunder for Cause (as defined below) effective immediately upon provision of notice to Executive that her employment has been terminated for Cause, subject to any applicable cure periods described below; provided that any termination for Cause after the consummation a Public Offering shall require a majority vote of the Board. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s willful breach of any provision of paragraph 7(b)-(d), 8 or 10 of this Agreement; (ii) Executive’s willful failure to follow a lawful directive of the Board; (iii) Executive’s willful or gross neglect in the performance or nonperformance of any of her duties or responsibilities hereunder; (iv) Executive’s dishonesty with respect to any material matter arising in the performance of her duties for any J.Jill Company that results in material injury to the financial condition or business reputation of any J.Jill Company, or Executive’s fraud or willful misconduct in connection with her duties for any J.Jill Company; (v) Executive’s use of alcohol or drugs in a manner that materially interferes with the performance of her duties for any J.Jill Company; or (vi) Executive’s conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony. In the event of a breach or failure described in clauses (i), (ii), (iii), (iv), or (v) the Board shall provide Executive with notice of the facts and circumstances which constitute such breach or failure and, if curable, shall provide Executive a ten (10) day period in which to cure such breach or failure and shall not terminate Executive for Cause if Executive cures such breach or failure within such ten (10) day period. In the event that the Term and Executive’s employment hereunder are terminated by the Board for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f)(i).

(b)    Termination for Executive’s Death or Disability. The Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Term. If the Disability (as defined herein) of Executive has occurred during the Term, the Company may provide Executive with written notice of the termination of the Term and Executive’s employment hereunder. In such event, the Term and Executive’s employment hereunder shall terminate effective on the thirtieth (30th) day following receipt of such notice by Executive. In the event that the Term and Executive’s employment hereunder are terminated due to Executive’s death or Disability, no compensation or benefits shall be payable to Executive or her estate after the date of such termination, except as provided for in paragraph 6(f)(i). For purposes of this Agreement, “Disability” shall mean either (i) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness, or impairment that has already lasted for a period of ninety (90) or more days during any twelve (12) month period, or (ii) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness, or impairment that can be expected to result in death or that can be expected to last for a period of ninety (90) or more days during any twelve (12) month period, as determined by a physician selected by the Company and reasonably agreeable to Executive.

(c)    Termination due to Mandatory Retirement. At any time during the Term, the Company may, without Cause and for any reason whatsoever, require Executive to mandatorily retire from her employment with the Company and to terminate the Term hereunder, effective upon the expiration of a notice period of no less than thirty (30) days set forth in a written notice delivered to Executive by the Company (such termination, a “Mandatory Retirement”); provided, that the notice period stated above may, upon consultation with the Board, be waived by Executive, in which case such Mandatory Retirement shall be effective immediately upon the Board’s acceptance of Executive’s waiver of the notice period. In the event that the Term and Executive’s employment hereunder are terminated as a result of a Mandatory Retirement, no compensation or benefits shall be payable to Executive except as provided for in paragraph 6(f)(iii).

(d)    Termination by Executive For Good Reason. Executive may terminate the Term and her employment hereunder for Good Reason (as defined below). “Good Reason” shall mean, without Executive’s prior written consent (i) a material reduction in Executive’s duties and responsibilities; provided, that Executive hereby acknowledges that the hiring of (x) a President who reports to Executive or her designees and is granted customary duties and responsibilities commensurate with the title of President and/or (y) a chief legal/compliance officer reporting to the Board shall not constitute Good Reason pursuant to this clause (i); (ii) removal of Executive as CEO or President of the Company or Parent or failure to elect or reelect (or removal of) Executive as a member of the Board; provided, that neither (x) the hiring by the Company and/or Parent of a New President pursuant to paragraph 2 of this Agreement who reports to Executive, nor (y) the removal of Executive from the GP Board or, as CEO or the senior-most executive officer of Parent, in each case following a Parent Separation shall constitute Good Reason pursuant to this clause (ii); (iii) a reduction of Base Salary or Target Bonus opportunity; (iv) Executive’s no longer serving as the senior most executive officer in Parent, or the Company; (v) a change in reporting structure such that Executive no longer reports to the Board; (vi) the failure of any executive officer of the Company or Parent, other than the chief legal/compliance officer, to report directly to Executive or her designee; (vii) a material breach of the Grant Agreement by Parent, (viii) the relocation of Executive’s principal work location outside of the Quincy, Massachusetts, area; (ix) following a Parent Separation, Executive is not the senior-most executive of the entity that directly or indirectly owns 100% of the Company’s securities and/or assets; provided, however, Executive shall not be entitled to resign for Good Reason unless (A) Executive gives the Board a written statement of the basis for Executive’s belief that Good Reason exists, (B) such written statement is provided not later than ninety (90) days after the later of Executive’s knowledge of the existence of the condition that Executive believes forms the basis for resignation for Good Reason or the occurrence of such condition (which for any event that has a materiality standard shall be measured from the last event giving rise to the event(s) being material), (C) Executive gives the Board at least thirty (30) days after receipt of such written statement to cure the basis for such belief (the “Cure Period”), and (D) the Board does not cure the basis for such belief within the Cure Period. In the event that the Term and Executive’s employment hereunder are terminated by Executive for Good Reason, no compensation or benefits shall be payable to Executive except as provided for in paragraph 6(f)(iii). For the avoidance of doubt, Executive hereby acknowledges and agrees that the consummation of the Transaction shall not constitute “Good Reason” pursuant to the Prior Agreement or this Agreement.

(e)    Termination by Executive Without Good Reason or due to Voluntary Retirement. Executive may resign or terminate her employment hereunder without Good Reason on at least either (i) thirty (30) days’ prior written notice to the Board for any resignation or termination without Good Reason (other than a Voluntary Retirement) or (ii) six (6) months’ prior written notice to the Board of a Voluntary Retirement; provided, that the notice period stated above may be waived by the Board in its absolute discretion, in which case, such resignation or termination shall be effective immediately upon the Board’s receipt of notice thereof from Executive. In the event that the Term and Executive’s employment hereunder are terminated by Executive without

Good Reason (other than a Voluntary Retirement), no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f)(i). In the event of Executive’s Voluntary Retirement during the Term, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f)(ii). For purposes of this Agreement, Executive’s “Voluntary Retirement” shall mean (i) Executive’s voluntary resignation of her employment, other than for Good Reason, on no less than six (6) months’ prior written notice, to be effective on or after the 30-month anniversary of the Effective Date (or such other earlier date determined by the Board to be Executive’s retirement date if the Board waives the six (6) month prior notice requirement).

(f)    Payments Due Upon Termination.

(i)    Upon a termination of the Term and Executive’s employment hereunder (A) by reason of Executive’s death, (B) due to Executive’s Disability, (C) by the Company for Cause, or (D) by Executive without Good Reason (and not due to a Voluntary Retirement), Executive (or her estate, if applicable) shall be entitled to receive (1) any Base Salary payable to Executive pursuant to paragraph 3(a) of this Agreement, accrued up to and including the date on which Executive’s employment is terminated, less required statutory deductions, paid in accordance with the Company’s standard payroll procedures; (2) any payments, benefits and rights under any employee benefit and equity plans, programs or agreements of any J.Jill Company to which Executive is entitled upon termination of her employment with the Company (including, without limitation, under this Agreement, but excluding any benefit plans or programs providing for cash severance benefits, or the Grant Agreement), in accordance with the terms and conditions of the applicable employee benefit or equity plans, programs or agreements of any J.Jill Company; (3) reimbursement for any unreimbursed business expenses under paragraph 4 of this Agreement incurred by Executive prior to her date of termination, paid in accordance with the Company’s reimbursement policies and procedures; (4) except in the case of Executive’s termination for Cause, payment of any unpaid Annual Bonus earned for any fiscal year which has been completed prior to Executive’s date of termination, paid in accordance with paragraph 3(b) of this Agreement; and (5) continuation of any rights Executive may have under paragraph 18 of this Agreement in accordance with such paragraph (collectively, the “Accrued Obligations”). For the avoidance of doubt, upon termination of Executive’s employment for any reason, Executive’s rights with respect to her equity interests in the Parent (or any successor thereto) shall be governed by the terms of the Grant Agreement and Parent LPA, as applicable.

(ii)    Upon a termination of the Term and Executive’s employment hereunder due to Executive’s Voluntary Retirement, and provided that Executive satisfies the requirements set forth in paragraph 6(g) of this Agreement, Executive shall be entitled to receive (1) the Accrued Obligations, and (2) payment of any Annual Bonus for the fiscal year of such termination, prorated based on the number of days Executive was actively employed by the Company during such fiscal year and determined as if Executive had remained actively employed through the payment date (with any personal non-financial performance goals deemed to be achieved at 100%), payable at the time any such Annual Bonus would otherwise be paid in accordance with paragraph 3(b) of this Agreement.

(iii)    In the event that the Term and Executive’s employment hereunder are terminated due to Mandatory Retirement or by Executive for Good Reason, and provided that Executive satisfies the requirements set forth in paragraph 6(g) of this Agreement, then Executive shall be paid or be entitled to receive the Accrued Obligations, and (1) an Annual Bonus for the year of termination based on the actual bonus Executive would have received had she remained employed for the full performance period and through the date of payment (with any personal non-financial performance goals deemed achieved at 100%), payable in accordance with paragraph 3(b) of this Agreement, and (2) to the extent that such termination occurs prior to the 30-month anniversary of the Effective Date, (A) continued payment of Executive’s Base Salary during the eighteen (18) month period after the effective date of such termination (such period, the “Continuation Period”), and (B) during the Continuation Period, or, if shorter, until coverage is obtained from another employer (which coverage Executive shall promptly disclose to the Company), to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was entitled under paragraph 3(c) immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under Employer’s group health plan will run concurrently with the continuation of coverage provided herein, and, provided further, that any Company-paid premiums shall be reported as taxable income to Executive. Notwithstanding the foregoing, Executive shall not be entitled to the amounts and benefits set forth in clauses (1) and (2) above following a Mandatory Retirement or termination by Executive for Good Reason if in connection with such retirement or termination of employment, Parent GP and Executive enter into a written agreement memorializing the terms of Executive’s continued GP Board service, except as may expressly be provided in such agreement.

(g)    Post-Employment Covenants; Release. Notwithstanding any provision of this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to paragraph 6(f)(ii) or 6(f)(iii) of this Agreement (other than items (1), (2), (3), and (5) set forth in the definition of Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon (i) Executive’s not violating any of her obligations under paragraph 7(b)-(d), 8(d) or 10 of this Agreement, (ii) Executive’s not materially violating any of her obligations under paragraph 8(c) or 9 of this Agreement, (iii) Executive’s execution, delivery to the Board, and non-revocation of a general release of the J.Jill Companies and their respective affiliates and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with Executive’s employment or termination of employment with the Company, Executive’s service as a director or officer of any J.Jill Company or removal therefrom, or this Agreement (including, without limitation, civil rights claims), in the form attached hereto (modified as necessary to conform to then-existing legal requirements) (the “Release”), and (iv) the expiration of any revocation period contained in such Release; provided, that Executive shall not be treated as incurring a violation described in clause (i) or (ii) above unless the Company provides Executive with written notice of the facts and circumstances that constitute such violation and, if curable, provides Executive a ten (10) day period in which to cure such violation and such violation is not cured within such ten (10) day period. If Executive fails to execute the Release in a timely manner so as to permit any revocation period to expire prior to the end of the sixty (60) day period immediately following Executive’s termination of employment, or timely revokes her acceptance of such Release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(h)    Provisions that Survive Termination or Expiration of Agreement. All rights and obligations of the Parties under this Agreement shall cease as of the effective date of termination of Executive’s employment under this Agreement, except that (i) the Company’s obligations under paragraphs 6, 17 and 18 of this Agreement, (ii) Buyer’s, Parent’s, and Parent GP’s obligations under paragraphs 6(k) and 18 of this Agreement and the Parent’s obligations under the Grant Agreement, and (iii) Executive’s obligations under paragraphs 7(b)-(d), 8, 9, 10, 16 and 17 of this Agreement shall, in each of clauses (i), (ii), and (iii) above, survive such termination in accordance with their terms.

(i)    No Mitigation; Right to Offset. In the event of any termination of Executive’s employment under this Agreement for any reason, Executive shall not be under any duty to mitigate damages by seeking subsequent employment, and the Company’s obligation to make any payments hereunder shall not be subject to offset for any reason other than for any debts or expenses that Executive owes to the Company. All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.

(j)    Compliance with Code Section 409A.

(i)    To the extent this Agreement is subject to Section 409A of the Code (“Section 409A”), the Parties intend all payments under this Agreement to comply with the requirements of Section 409A, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would subject Executive to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Parties; provided however, that the Parties shall not be required to substitute a cash payment for any non-cash benefit herein.

(ii)    A termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Executive’s employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)    For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company; provided that if the payment date can fall in one of two calendar years it shall be paid in the second calendar year.

(iv)    With respect to any payment under this Agreement constituting nonqualified deferred compensation subject to Section 409A, (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(v)    If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 6(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(k)    Compliance with Code Section 280G. If a change in control of Parent, Buyer, or the Company occurs prior to the date on which either Parent’s, Buyer’s, or the Company’s stock becomes publicly traded and if any payments, benefits or entitlements provided to Executive under this Agreement, its Exhibits or otherwise would constitute a “parachute payment” for purposes of Section 280G of the Code and such payments would be eligible for exemption under Section 280G(b)(5) of the Code, Parent, Buyer, or the Company, as applicable, agrees to use commercially reasonable efforts to seek the requisite stockholder vote of the payments pursuant to Section 280G of the Code and Executive agrees to cooperate therein. Notwithstanding any provision of this Agreement to the contrary, if any amounts or benefits to be paid or provided under this Agreement or otherwise would cause payments or benefits (or other compensation) to not be fully deductible by Parent, Buyer, or the Company or their respective affiliates for federal income tax purposes because of Section 280G of the Code, or any successor provision thereto (or that would subject Executive to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto), such payments and benefits (and other compensation) will be reduced to the extent necessary such that no portion of such payments or benefits (or other compensation) will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, Executive’s net after-tax benefit exceeds the net after-tax benefit she would realize if such reduction were not made. The determination of whether any such payments or benefits to be provided under this Agreement or otherwise would not be so deductible (or whether Executive would be subject to such excise tax) shall be made at the expense of Parent, Buyer, or the Company, as applicable, if requested by either Executive or Parent, Buyer, or the Company, as applicable, by a firm of independent accountants or a law firm selected by the Board and reasonably acceptable to Executive. Any such reduction of such payments and benefits (and other compensation) shall be made by reducing the payments and benefits due to Executive under this Agreement or otherwise in the following order: (i) payments under paragraph 6(f)(iii)(2)(A) of this Agreement, as applicable, in inverse order from the last date of payment, (ii) the payment under paragraph 6(f)(ii)(2) or (f)(iii)(1) as applicable, (iv) all other payments and benefits under paragraph 6(f)(iii) of this Agreement, as applicable, in inverse order from the last date the payment or benefit is to be paid or provided, (v) payments and benefits under paragraph 6(f)(i)(4) of this Agreement, and (vi) any other payments and benefits due to Executive that constitute a “parachute payment” for purposes of Section 280G of the Code, with any cash payments being reduced first before any non-cash payments in inverse order from the last date of payment.

7.    Executive Covenants.

(a)    The Parties acknowledge and agree that during her employment with the J.Jill Companies, she will perform each of the following duties except as otherwise set forth herein: (1) have the primary duty of managing the day-to-day operations of the J.Jill Companies; (2) customarily and regularly direct the work of all executives of the J.Jill Companies (including the New President); and (3) have the authority to hire or fire other employees of the Company or have particular weight given to her suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees of the Company. Executive further acknowledges and agrees that by reason of the J.Jill Companies’ investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships, she will gain (1) a high level of notoriety, fame, reputation, or public persona as the J.Jill Companies’ representative or spokesperson, or (2) a high level of influence or credibility with the J.Jill Companies’ respective customers, vendors, or other business relationships. Executive further acknowledges and agrees that she will be intimately involved in the planning for or direction of the business of the J.Jill Companies, and that she has or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the J.Jill Companies.

(b)    During Executive’s employment with the J.Jill Companies and for a period of eighteen (18) months thereafter (the “Noncompetition Restricted Period”), Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”) engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies (as defined below).

(c)    During Executive’s employment with the J.Jill Companies and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Restricted Period”), Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any Person, cause any Person to solicit or attempt to solicit, recruit or attempt to recruit, any employee or contract worker of the Company or any employee of the Associated Companies (as defined below) with whom Executive had material business contact during the course of her employment with the J.Jill Companies to end his or her relationship with the J.Jill Companies.

(d)    In addition, in furtherance of the Company’s reasonable efforts to safeguard Confidential Information (defined below), Executive agrees that, during Executive’s employment with the J.Jill Companies and during the Noncompetition Restricted Period, Executive shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.

(e)    For purposes of paragraphs 7 through 10:

(i)    The “Territory” shall be defined as the United States of America and any other territory where Executive is working at the time of Executive’s termination of employment with the J.Jill Companies; which Executive acknowledges and agrees is the territory in which she is providing services to the J.Jill Companies pursuant to this Agreement.

(ii)    The “Associated Companies” shall mean the J.Jill Companies and any company in which any J.Jill Company has a twenty percent or greater ownership interest.

(iii)    The “Business of the J.Jill Companies” shall be defined as a women’s retail, catalog, phone and/or internet apparel business (regardless of its form of organization, and including a division of a general retailer, such as a department store, if the division is engaged in a specialty retail or specialty catalog business for women, including, for purposes of illustration, but not limited to, ANN INC. and its subsidiaries, Chico’s FAS, Inc. and its subsidiaries, Coldwater Creek Inc., Eddie Bauer LLC, Inc., Eileen Fisher Inc. and its subsidiaries, Nordstrom Inc., Sundance Catalog, L.L. Bean, Inc., Lands’ End, The Talbots, Inc., and The Gap, Inc.). Notwithstanding the foregoing, “Business of the J.Jill Companies” shall not include any affiliate, subsidiary or division of any Person engaged in women’s retail, catalog, phone and/or internet apparel business if (A) such affiliate, subsidiary or division is not itself engaged in a women’s retail, catalog, phone and/or internet apparel business, and (B) Executive does not provide services to any entity engaged in a women’s retail, catalog, phone and/or internet apparel business.

(f)    The covenants in this paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this paragraph 7 relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(g)    All of the covenants in this paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against any J.Jill Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by such J.Jill Company of such covenants.

(h)    Executive has carefully read and considered the provisions of this paragraph 7 and, having done so, agrees that the restrictive covenants in this paragraph 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees, and equityholders.

(i)    Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this paragraph 7 to any employer or other service recipient by whom Executive may be employed or retained during the Noncompetition Restricted Period and/or the Nonsolicitation Restricted Period, as applicable.

8.    Trade Secrets and Confidential Information.

(a)    For purposes of this paragraph, “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the Company or the Associated Companies (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any nonpublic information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, web site designs, patterns, specifications, procedures, databases and personnel. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)    Executive acknowledges that in the course of her employment with the J.Jill Companies, she has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company and the Associated Companies, and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the J.Jill Companies. Accordingly, Executive is willing to enter into the covenants contained in paragraphs 7, 8, 9 and 10 of this Agreement in order to provide the J.Jill Companies with what Executive considers to be reasonable protection for their respective interests.

(c)    Executive hereby agrees to hold in confidence all Confidential Information of the Company and the Associated Companies that came into her knowledge during her employment by the J.Jill Companies and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Board for as long as the information remains Confidential Information.

(d)    Executive hereby agrees to hold in confidence all Trade Secrets of the Company and the Associated Companies that came into her knowledge during her employment by the Company and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Board for as long as the information remains a Trade Secret.

(e)    Notwithstanding the foregoing, the provisions of this paragraph 8 will not apply to (i) information required to be disclosed by Executive in the ordinary course of her duties hereunder, or required to be disclosed by law, judicial (including arbitration or mediation) or governmental proceedings, (ii) any litigation, arbitration or mediation involving this Agreement, its Annex, any of its Exhibits or any other agreement to which the Company or any of its affiliates and Executive are parties, or (iii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive’s behalf.

(f)    The Parties agree that the restrictions stated in this paragraph 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state and federal law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting any J.Jill Company’s rights under applicable state or federal law to protect their respective trade secrets and confidential information.

9.    Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, and other property or information delivered to or compiled by Executive by or on behalf of the Company, the Associated Companies, of their respective representatives, vendors or customers shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the reasonable request of the Company and, in any event, upon the termination of Executive’s employment with the J.Jill Companies, Executive shall deliver all such materials to the Company. Notwithstanding the foregoing, Executive shall be entitled to retain her personal non-business related papers and any information relating to her compensation hereunder or status as an equityholder in Parent.

10.    Work Product and Inventions.

(a)    Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (such as catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products, and other works of creative authorship) which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to any J.Jill Company (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of any J.Jill Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Board as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable; provided that after the termination of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services as are approved by the Board. Without limiting the preceding provisions of this paragraph 10(a), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)    Inventions and Ideas. Executive shall disclose promptly to the Board (which shall receive it in confidence), and only to the Board, any invention or idea of Executive in any way connected with Executive’s services or related to the Business of the J.Jill Companies, any J.Jill Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. Executive agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Board as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable; provided that after the termination of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services as are approved by the Board. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of any J.Jill Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the Business of the J.Jill Companies, or (ii) any J.Jill Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for any J.Jill Company.

11.    No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and her employment by the J.Jill Companies and the performance of her duties hereunder will not violate or be a breach of any agreement with any former employer, client, or any other person or entity.

12.    Assignment; Binding Effect. Executive understands that she has been selected for employment by the J.Jill Companies on the basis of her personal qualifications, experience, and skills. Executive agrees, therefore, that she cannot assign all or any portion of her performance under this Agreement. The Company and Parent may each assign this Agreement to the purchaser of substantially all of the assets of the Company, or to any other J.Jill Company, provided that any such assignment does not adversely affect Executive’s financial rights and duties under this Agreement or the Grant Agreement, expand any restrictive covenant hereunder or impair her rights to resign for Good Reason. Subject to the preceding two sentences, as of the Signing Date, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties (including, for the avoidance of doubt, by Executive against Parent GP and the Buyer with respect to Section 22) and their respective heirs, legal representatives, successors, and assigns. In the event of Executive’s death while any payment, benefit or entitlement is due to her hereunder or otherwise, such payment, benefit or entitlement shall be paid to her spouse (or if such spouse is not alive, to her estate).

13.    Complete Agreement; Waiver; Amendment. This Agreement shall be binding on the Parties as of the Signing Date, but shall not amend or supersede the Prior Agreement until the Effective Date. Except as otherwise provided in this Agreement, as of the Effective Date, Executive has no oral representations, understandings, or agreements with any of the J.Jill Companies or any of its officers, directors, or representatives covering the same subject matter as this Agreement (including, without limitation, the restrictive covenants contained in paragraphs 7(b)-(d) through 10 of this Agreement); other than the provisions of the Purchase Agreement for which Executive is a third-party beneficiary, the Parent LPA, the Amended and Restated Limited Liability Company Agreement of Parent GP to be executed by the parties thereto in the form attached hereto, as such may be further amended from time to time in accordance therewith, and the Subscription and Rollover Agreement by and among the Parent, the Buyer, JJIP, LLC, and Executive dated as of March 30, 2015. Except as otherwise provided in this Agreement, including the preceding sentence, as of the Effective Date, this Agreement, the Release and the Grant Agreement are the final, complete, and exclusive statement of expression of the agreement between Parent GP, Parent, Buyer, Jill Intermediate, the Company, and Executive with respect to the subject matter hereof (including, without limitation, the restrictive covenants contained in paragraphs 7(b)-(d) through 10 of this Agreement), and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements (including without limitation the Prior Agreement). This written Agreement may not be later modified except by a further writing signed by (i) a duly authorized officer of the Company or a member of the Board (in each case other than Executive) and (ii) Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

14.    Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Parent:	JJill Topco Holdings, LP
c/o TowerBrook Capital Partners L.P.
Park Avenue Tower
65 East 55th Street, 27th Floor
New York, NY 10022
Attn: General Counsel | North America

To any other J.Jill Company:	c/o Jill Acquisition LLC
4 Batterymarch Park
Quincy, MA 02169
Attn: General Counsel

To Executive, to the most recent address the Company has on file for Executive.

15.    Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of paragraph 7(f) of this Agreement. The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

16.    Equitable Remedy. Because of the difficulty of measuring economic losses to the J.Jill Companies as a result of a breach of the covenants set forth in paragraphs 7(b)-(d) through 10 of this Agreement, and because of the immediate and irreparable damage that would be caused to the J.Jill Companies for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the J.Jill Companies, at law or in equity, each J.Jill Company shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach by Executive of any provision of paragraphs 7(b)-(d) through 10 of this Agreement. Each J.Jill Company may seek temporary and/or permanent injunctive relief for an alleged violation of paragraphs 7(b)-(d), 8, 9 and/or 10 of this Agreement without the necessity of first arbitrating the matter pursuant to paragraph 17 of this Agreement and without the necessity of posting a bond.

17.    Arbitration. Except for an action by any J.Jill Company for injunctive relief as described in paragraph 16 of this Agreement, any disputes or controversies arising under or related to this Agreement or Executive’s employment with the Company will be settled by binding arbitration in Wilmington, Delaware through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes (“AAA”) and pursuant to the Federal Arbitration Act. One neutral arbitrator shall hear the dispute. The determination and findings of such arbitrator will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The arbitrator shall be mutually acceptable to the parties and need not be selected from the AAA’s roster of arbitrators if the parties can agree otherwise. If the parties are unable to agree on an arbitrator, then the arbitrator shall be selected pursuant to the AAA’s rules. Except as prohibited by applicable law, each party shall be liable for its or her own legal fees and expenses, and shall split equally all arbitration and administration fees, as well as all fees and expenses of the arbitrator. Notwithstanding the foregoing, disputes or controversies relating to Executive’s status as, or rights arising as, an equityholder of Parent shall be governed by the terms of the Grant Agreement, the Parent LPA, and related documents.

18.    Indemnification/D&O Liability Insurance. In addition to any rights to be indemnified and covered under directors’ and officers’ liability insurance policies pursuant to the Purchase Agreement, Parent GP, Parent, Buyer, and the Company shall indemnify Executive (and her legal representatives, heirs or other successors) to the fullest extent permitted by applicable law or, if greater, pursuant to Parent GP’s, Parent’s, Buyer’s, or the Company’s corporate documents in effect as of the Effective Date (or pursuant to any amendments thereafter which are favorable to Executive), as applicable, against all reasonable costs, charges and expenses incurred or sustained by Executive (or her legal representatives, heirs or other successors), including the reimbursement of reasonable costs and expenses of legal counsel, in connection with any action, suit or proceeding to which Executive (or her legal representatives, heir or other successors) may be made a party by reason of Executive’s being or having been an officer, director or employee of any J.Jill Company or her serving or having served as a director, officer or employee of another enterprise at the request of Parent GP, Parent, Buyer, or the Company; provided that neither Parent GP, Parent, Buyer, nor the Company shall indemnify Executive for any costs, charges or expenses incurred or sustained by Executive as a result of any act or omission described in paragraph 6(a)(i)-(vi) of this Agreement. In addition, during the Term and for six (6) years thereafter, Executive shall be covered, at the Company’s expense, by officer and director liability insurance in amounts and on terms no less favorable to her in any respect than the coverage afforded to other executives and/or directors of Parent GP, Parent, Buyer, or the Company.

19.    Parent, Parent GP, Jill Intermediate, Buyer, and Company Representations. Parent, Parent GP, Jill Intermediate, Buyer, and the Company represent to Executive that (i) the execution and delivery of this Agreement has been fully and validly authorized by all necessary corporate actions, (ii) the officer signing this Agreement is duly authorized to do so, and (iii) upon execution and delivery of this Agreement by the aforementioned parties, it shall be a valid and binding obligation of such party enforceable against it in accordance with their terms, extent to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

20.    Jointly Drafted. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.    Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. All Parties hereby consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

22.    Joinder of Parent GP, Jill Intermediate, and Buyer.

(a)    Parent GP joins this Agreement for the limited purposes of acknowledging (i) Executive’s right to be appointed to the GP Board and (ii) the provisions in paragraphs 6(f)(iii), 6(h), 12, 13, 18, and 19 of this Agreement.

(b)    Buyer joins this Agreement for the limited purposes of acknowledging the provisions in paragraphs 6(h), 12, 13, 18, and 19 of this Agreement

(c)    Jill Intermediate joins this Agreement for the limited purposes of acknowledging (i) the Agreement as an amendment and restatement of the Prior Agreement and (ii) the provisions in paragraphs 12, 13 and 19 of this Agreement.

For the avoidance of doubt, following any Parent Separation, Parent and Parent GP shall each be released from the provisions of this Agreement (other than with respect to Section 18 with respect to acts or omissions prior to the Parent Separation and with respect to the Grant Agreement), and, except as otherwise provided with respect to Section 18 and with respect to the Grant Agreement, shall no longer have any obligations or liability hereunder to Executive or any other party to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Company, Jill Intermediate, Parent GP, Parent and Executive has caused this Agreement to be duly executed as of the date first written above.

Jill Acquisition LLC

/s/ David Biese

By:	David Biese
Title:	CFO

[Signature Page to Employment Agreement for Paula Bennett – Jill Acquisition LLC]

JJill Topco Holdings, LP

By:	JJ Holdings GP, LLC
its general partner

/s/ Glenn Miller

By:	Glenn Miller
Title:	Vice President and Secretary

[Signature Page to Employment Agreement for Paula Bennett – JJill Topco Holdings, LP]

For the limited purposes set forth in paragraph 22:

Jill Intermediate LLC

/s/ David Biese

By:	David Biese
Title:	CFO

[Signature Page to Employment Agreement for Paula Bennett – Jill Intermediate LLC]

For the limited purposes set forth in paragraph 22:

JJ Holdings GP, LLC

/s/ Glenn Miller

By:	Glenn Miller
Title:	Vice President and Secretary

[Signature Page to Employment Agreement for Paula Bennett – JJ Holdings GP, LLC]

For the limited purposes set forth in paragraph 22:

JJill Holdings, Inc.

/s/ Glenn Miller

By:	Glenn Miller
Title:	Vice President and Secretary

[Signature Page to Employment Agreement for Paula Bennett – JJill Holdings, Inc.]

/s/ Paula Bennett
PAULA BENNETT

[Signature Page to Employment Agreement for Paula Bennett – Paula Bennett]

Annex A

Advisory and Industry Board Memberships

None.